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                                                                      EXHIBIT 99
                            THE FRESH JUICE COMPANY

                      THE FRESH JUICE COMPANY SIGNS MERGER
                       AGREEMENTS WITH THE ULTIMATE JUICE
                        COMPANY AND CLEAR SPRINGS CITRUS

              Combined Company to have Approximately $25 million in Annual Sales


FOR IMMEDIATE RELEASE
MONDAY, APRIL 1, 1996


GREAT NECK, NEW YORK, Monday April 1, 1996 -- The Fresh Juice Company, Inc. (NASDAQ:FRSH) announced today that they have merged a wholly owned subsidiary of The Fresh Juice Company, Inc. with and into The Ultimate Juice Company, Inc. ("Ultimate"). In exchange for all of the outstanding shares of Ultimate, The Fresh Juice Company will issue to Ultimate 1,140,000 new Fresh Juice Company shares.

Ultimate is a private fresh squeezed juice company with headquarters in New Jersey. Ultimate markets and distributes fresh squeezed juice primarily on the east coast.

The Fresh Juice Company has also signed a definitive merger agreement with Clear Springs Citrus Company, Inc. ("Clear Springs") to merger Clear Springs with a wholly owned subsidiary of The Fresh Juice Company. In exchange for all of the outstanding shares of Clear Springs, The Fresh Juice Company plans to issue to Clear Springs 1,160,000 new Fresh Juice Company shares. The Clear Springs merger is subject to shareholder approval of an amendment to The Fresh Juice Company's Certificate of Incorporation to increase the number of its authorized capital stock in order to consummate such merger.

Clear Springs is a private fresh squeezed juice company with headquarters in Florida. Clear Springs operates a production facility and will be merging into The Fresh Juice Company of Florida, a wholly owned subsidiary of The Fresh Juice Company, which operates the production facility for the Fresh Juice Company. Clear Springs produces, markets, and distributes fresh squeezed juice. Clear Springs is the primary producer of fresh squeezed juice for Ultimate.

After effecting the two mergers, The Fresh Juice Company will have approximately $25 million in annual sales.

FOR FURTHER INFORMATION, PLEASE CONTACT:       JEFF SMITH
                                               VICE PRESIDENT,
                                               STRATEGIC DEVELOPMENTS &
                                               INVESTOR RELATIONS
                                               THE FRESH JUICE COMPANY, INC.
                                               (516) 482-5190